UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934




                                  BNCCORP, Inc.
          ------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                    055936108
                               ------------------
                                 (CUSIP Number)

                                 August 8, 2002
          ------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



















                                Page 1 of 4 Pages

CUSIP No. 055936108                   13G                      Page 2 of 4 Pages


--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Terrence M. Scali
                  ###-##-####

--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) [     ]
                                                                 (b) [     ]

--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States


--------------------------------------------------------------------------------
   NUMBER OF          5        SOLE VOTING POWER
     SHARES                    186,182
 BENEFICIALLY         ----------------------------------------------------------
   OWNED BY           6        SHARED VOTING POWER
     EACH                      150
  REPORTING           ----------------------------------------------------------
    PERSON            7        SOLE DISPOSITIVE POWER
     WITH                      186,182
                      ----------------------------------------------------------
                      8        SHARED DISPOSITIVE POWER
                                       150
--------------------------------------------------------------------------------
         9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  186,332

--------------------------------------------------------------------------------
         10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) excludes certain shares*


--------------------------------------------------------------------------------
         11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  6.9%

--------------------------------------------------------------------------------
         12       TYPE OF REPORTING PERSON*
                  IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 3 of 4 Pages

Item 1.           (a)      Name of Issuer:          BNCCORP, Inc.

                  (b)      Address of Issuer's Principal Executive Office:
                           322 E. Main Avenue
                           Bismarck, ND 58501

Item 2.           (a)      Name of Person Filing:   Terrence M. Scali

                  (b)      Address of Principal Business Office:
                           322 East Main Avenue
                           Bismarck, ND 58501

                  (c)      Citizenship:             United States

                  (d)      Title of Class of Securities:   Common Stock

                  (e)      CUSIP Number:    055936108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
                  N/A

Item 4.           Ownership.
                  186,332
                  -------

Item 5.           Ownership of Five Percent or Less of a Class.
                  N/A

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.
                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
                  N/A

Item 8.           Identification and Classification of Members of the Group.
                  N/A

Item 9.           Notice of Dissolution of Group.
                  N/A

Item 10.          Certification.
                  N/A

                                                               Page 4 of 4 Pages



Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: September 10, 2002
      --------------------


By:  /s/ Terrence M. Scali
     ---------------------